Exhibit 99.2

Media contact:	Roy Wiley, 630-753-2627
Investor contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR PROVIDES GUIDANCE ON 2008 NET INCOME;

EXPECTED TO BE $4.26 TO $5.72 PER DILUTED SHARE

Upbeat Outlook Despite Lower Fiscal 2008

Industry Volume Forecast

WARRENVILLE, Ill. (August 12, 2008) Despite a revised forecast of lower industry sales volume, Navistar International Corporation (NYSE:NAV) today reaffirmed its guidance for record fiscal 2008 revenues with solid profitability and for the first time gave guidance on anticipated net income for its 2008 fiscal year.

In advance of an analyst presentation in Dearborn, Mich., the company said that based on current conditions, net income for its fiscal year ending October 31, 2008, should be in the range of $312 million or $4.26 per diluted share to $418 million or $5.72 per diluted share. The company maintained its guidance that manufacturing segment profit for fiscal 2008 would be between $950 million and $1 billion and that company sales and revenues in fiscal 2008 would exceed $15 billion.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said that the company has reduced its industry forecast of United States and Canadian retail sales volume for Class 6-8 trucks and school buses for the fiscal year ending October 31, 2008. The company now believes industry volume will total 235,000 to 245,000 units, down from a previous forecast of approximately 258,000 units. In fiscal 2007, industry volume totaled 319,000 units.

“The prolonged softness in the overall economy, particularly in the construction and housing segments caused many commercial truck owners to defer purchase or lease of new vehicles,” Ustian explained. “High diesel fuel prices have also impacted industry sales. While there has been a near collapse in the pickup truck market and continued softness in the overall commercial truck market, our company has been better able to withstand the softness because of our expansion into markets not served by the company as recently as 2004.”

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Page Two—August 12 Guidance

Despite the lower industry sales forecast for fiscal 2008, Ustian said that Navistar still expects to sell between 70,000 and 80,000 Class 6-8 commercial trucks and school buses, compared with 75,000 commercial trucks and school buses in fiscal 2007.

According to Ustian, a major factor in the company’s 2008 performance has been increased market share in the Class 8 segment, led by the International® ProStar™ with industry-leading fuel efficiency, and increased sales to the military as well as expansion into global markets.

Navistar diesel engine sales, including shipments to other original equipment manufacturers, are expected to decline to between 340,000 and 350,000 engines in fiscal 2008, down from 405,000 engines in fiscal 2007 and 520,000 engines in fiscal 2006.

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce™ brand diesel engines, IC brand school and commercial buses, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.

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Page Three—August 12 Guidance

SEC Regulation G

The non-GAAP financial measures presented below are unaudited and reflect a 2007 change in segment reporting methodology. Such financial measures are not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore we use it to supplement our GAAP reporting by identifying items that may not be related to the core manufacturing business. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Full Year FY 2008 ($ Billions) Guidance
Revenues	$15+
($Millions)
Manufacturing Segment Profit	$1,000 $950

Corporate Items	($400) ($430)
Corporate interest expense	($140) ($160)
Financial Services profit	$50 $20
Subtotal—Below the line range	($490) ($570)

Consolidated Income before income tax	$510 $380
Tax Expense	($92) ($ 68)
Net Income	$418 $312

Diluted EPS	$5.72 $4.26

Forward Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of the report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. For a further description of these factors, see Item 1A, Risk Factors of our Form 10-K for fiscal year ended October 31, 2007, which was filed on May 29, 2008. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.